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                                                                    Exhibit 99.1


                                                                    NEWS RELEASE

                                                                COMPANY CONTACT:
                                                                J. Ronald Hansen
                                    Vice President of Finance and Administration
                                                     and Chief Financial Officer
                                                           Phone: (585) 343-2216

FOR IMMEDIATE RELEASE

                               GRAHAM CORPORATION
                      ANNOUNCES APPOINTMENT OF RECEIVER FOR
                           DISCONTINUED U.K. COMPANIES

        Batavia, N.Y. (March 24, 2005) -- Graham Corporation (ASE: GHM), a global leader in vacuum technology and designer and manufacturer of heat transfer and vacuum equipment for process industries, announced today that a receiver has been appointed to administer Graham's discontinued operations in the United Kingdom. The discontinued operations, which include Graham Vacuum and Heat Transfer Limited ("GVHT") and GVHT's wholly-owned operating subsidiary, Graham Precision Pumps Limited ("GPPL"), are located in Congleton, Cheshire, U.K.

        On March 15, 2005, Graham Corporation's Board of Directors approved discontinuance of its U.K. operations and the sale of the U.K. companies. On March 21, 2005, the Company filed a Form 8-K with the Securities and Exchange Commission reporting this decision and also that it had proposed to appoint an appropriately qualified U.K. administrator for GVHT and GPPL as a step toward proceeding with the sale of the companies. The appointment of an administrator gives U.K. companies protection in a manner similar to bankruptcy proceedings in the U.S.

        Today National Westminster Bank, as the primary creditor of the U.K. operations, exercised its right to place the businesses in receivership, which the Company anticipates will result in the liquidation of the operations. Receivership also provides protection similar to U.S. bankruptcy proceedings.

        Graham Corporation expects to incur a non-cash charge of approximately $4.50 million to $5.25 million in the current fiscal quarter, which ends March 31, 2005. Any income tax benefits that may be realized as a result of the loss are not yet known.

        Bill Johnson, President and CEO of Graham Corporation, commented, "Strategically, we have recognized the need to streamline our operations and improve our cost competitiveness in the global market that we serve in order to grow the Company. We concluded that discontinuing our non-profitable U.K. business will strengthen Graham's operating performance, focus our resources and allow for greater investment in our core product lines." The U.K. operations had sales of $5.6 million for the first nine-months of



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GRAHAM CORPORATION ANNOUNCES RECEIVER APPOINTED FOR DISCONTINUED U.K. COMPANIES
March 24, 2005

fiscal year 2005, which ends March 31, 2005, and its net loss for that period was $329,000.

        Mr. Johnson went on to say, "We anticipate that the closing of our U.K. pump manufacturing operations will result in a seamless transition to our selected alternative sources for pumps and provide continued quality service of our core market channels and customers for engineered vacuum solutions."

ABOUT GRAHAM CORP.

A worldwide leader in vacuum technology, Graham designs and builds vacuum and heat transfer equipment for the process industries throughout the world. The principal industries that it serves include chemical, petrochemical, petroleum refining and electric power generation, including cogeneration and geothermal plants. Other markets served include metal refining, pulp and paper, shipbuilding, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning. Graham's ejectors, liquid ring and dry vacuum pumps, condensers, heat exchangers and other products, sold either as components or as complete systems, are used by its customers to produce synthetic fibers, chemicals, petroleum products (including gasoline), electric power, processed food (including canned, frozen and dairy products), pharmaceutical products, paper, steel, fertilizers and numerous other products used everyday by people throughout the world.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include the impact to earnings the discontinuation may have in fiscal 2005, the success of continuing to serve its markets from its U.S. operations, the ability to improve its cost competitiveness, customer preferences and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

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